Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3, File No. 333-111412, on Form S-8, File No. 333-101490 and on Form S-8, File No. 333-128896, of our reports dated March 13, 2006, relating to the financial statements of General Maritime Corporation, and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of General Maritime Corporation for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

New York, New York
March 13, 2006